                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        MEMC ELECTRONIC MATERIALS, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                        MEMC ELECTRONIC MATERIALS, INC.
                                501 PEARL DRIVE
                            O'FALLON, MISSOURI 63376

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 14, 1997

To the Stockholders of MEMC Electronic Materials, Inc.:

     The Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. (the "Company"), a Delaware corporation, will be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Wednesday, May 14, 1997, at 10:00 a.m., local time, for the following purposes:

     1. To elect directors; and

     2. To transact such other business as may properly come before the meeting and all adjournments thereof.

     The Board of Directors has fixed March 17, 1997 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and all adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the executive offices of the Company not less than ten days prior to the Annual Meeting.

                                          By Order of the Board of Directors

                                          HELENE F. HENNELLY
                                          Secretary

March 24, 1997
O'Fallon, Missouri

     EVEN IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                        MEMC ELECTRONIC MATERIALS, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

     The enclosed proxy is solicited on behalf of the Board of Directors of MEMC Electronic Materials, Inc. (the "Company") for use at the Annual Meeting of its stockholders to be held May 14, 1997 at 10:00 a.m. at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 (the "Annual Meeting"). If the proxy is executed and returned to the Company, it nevertheless may be revoked at any time before it is exercised (i) by written notice to the Secretary of the Company at the Company's principal executive offices at the address set forth below, (ii) by properly submitting to the Company a duly executed proxy bearing a later date, or (iii) by attending the meeting and voting in person. If matters other than the election of directors properly come before the meeting, the proxy will be voted by the persons named therein in a manner which they consider to be in the best interests of the Company.

                                   BACKGROUND

     Prior to July 12, 1995, the Company was a wholly owned subsidiary of Huls Corporation. Huls Corporation is wholly owned by VEBA Corporation, the U.S. holding company for activities of the VEBA group in the United States. VEBA Corporation is directly and indirectly wholly owned by VEBA AG, which is among the largest publicly held industrial corporations in Germany. VEBA AG is engaged in businesses including power generation and distribution, chemicals, oil exploration, refining and distribution of oil products, trading, transportation services and telecommunications.

     On July 12, 1995, the Company completed its initial public offering ("IPO") of 19,550,000 shares of the Company's Common Stock (the "Common Stock"). At the conclusion of the IPO and as of the date hereof, VEBA AG, through its indirect ownership of Huls Corporation, retained and currently maintains ownership of slightly more than a majority of the issued and outstanding Common Stock of the Company.

     The Company's principal executive offices are located at 501 Pearl Drive, St. Peters, Missouri 63376. All correspondence to the Company should be directed to P.O. Box 8 at the aforementioned address. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about March 24, 1997.

                                     VOTING

     Only the holders of record of Common Stock at the close of business on March 17, 1997 are entitled to vote, either in person or by proxy, at the Annual Meeting and all adjournments thereof. At the close of business on March 17, 1997, 41,436,066 shares of Common Stock of the Company were issued and outstanding. A majority of the outstanding shares of Common Stock on the record date, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock held of record as of the record date is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. The Board knows of no matters other than the election of directors to be presented for consideration at the Annual Meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

     The MEMC Stock Fund holds Common Stock as an investment alternative for participants in the MEMC Retirement Savings Plan (the "Plan"). Plan participants have the right under the Plan to direct the Plan's trustee how to vote the shares of Common Stock that are held by the Plan. The Plan requires the trustee to vote shares for which participants do not provide voting direction in proportion to the votes cast by all voting participants.

     Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Annual Meeting.

     The affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting is required to elect directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Consequently, any shares represented at the Annual Meeting but not voted for any reason, have no impact on the election of directors.

                             ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company (the "Restated Certificate") and the Company's Amended and Restated Bylaws (the "Bylaws") provide that the Board shall consist of not less than five and not more than 15 directors, the exact number of directors to be determined from time to time by resolution of the Board of Directors. By resolution, the Board has currently set the number of directors at nine members. The Restated Certificate also provides for a classified Board of Directors divided into three classes whose terms expire at different times. Three members are to be elected to the Board of Directors in 1997, each to serve for a term of three years. All of the Board's nominees for election at the 1997 Annual Meeting of Stockholders for a term expiring at the 2000 Annual Meeting of Stockholders are currently directors of the Company. The Board of Directors has no reason to doubt the availability of its slate of nominees and each nominee has indicated his willingness to serve if elected. If any nominee shall decline or be unable to serve for any reason, it is intended that, at the discretion of the Board of Directors, the Board will appoint a replacement director or the size of the Board will be reduced.

     The persons named in the enclosed form of proxy intend to vote such proxy for the election of the three nominees named below as directors of the Company, unless the stockholder indicates on the form of proxy that the vote should be withheld or contrary directions are indicated. If the proxy card is signed and returned without any direction given, stock represented by the form of proxy will be voted FOR the election of the three nominees named below.

                  Information as of January 31, 1997 Regarding
                  Nominees for Directors to be Elected in 1997
                           for Terms Expiring in 2000

                                                  PRESENT
                                                   TERM
                 NAME                      AGE    EXPIRES                 BUSINESS EXPERIENCE
                 ----                      ---    -------                 -------------------
Armin-Peter Bode.......................    55      1997      Director of the Company since August 1996;
                                                             Member of the Board of Management and Chief
                                                             Financial Officer of Huls AG, an affiliate of
                                                             the Company, since August 1996; Member of the
                                                             Board of Management of Brenntag AG, an
                                                             affiliate of the Company, from December 1989
                                                             to July 1996; Deputy Chairman of the Board of
                                                             Management of Brenntag AG from October 1993 to
                                                             July 1996.
Dr. Robert M. Sandfort.................    54      1997      Director of the Company since 1990; President
                                                             and Chief Operating Officer of the Company
                                                             since November 1992; President, U.S.
                                                             Operations and Corporate Vice President of the
                                                             Company from April 1989 to November 1992.
Michael B. Smith.......................    60      1997      Director of the Company since September 1995
                                                             and from August 1989 to May 1993; Senior
                                                             Principal of Capitoline/Manning, Selvage & Lee
                                                             since 1996; President of SJS Advanced
                                                             Strategies from 1989 to 1995.

                  Information as of January 31, 1997 Regarding
                the Directors Who are not Nominees for Election
                      and Whose Terms Continue Beyond 1997

                                                  PRESENT
                                                   TERM
                 NAME                      AGE    EXPIRES                 BUSINESS EXPERIENCE
                 ----                      ---    -------                 -------------------
Dr. Alfred Oberholz....................    44      1998      Director of the Company since March 1997;
                                                             Deputy Member of the Board of Management of
                                                             Huls AG since July 1996; Head of
                                                             Silicones/Silanes Business Unit of Huls AG
                                                             from January 1995 to November 1996; Member of
                                                             Central Department for Corporate Strategy of
                                                             Huls AG from May 1993 to December 1994.
Dr. Erhard Meyer-Galow.................    55      1998      Chairman of the Board of Directors of the
                                                             Company since August 1996; Vice Chairman of
                                                             the Board of Directors of the Company from May
                                                             1995 to August 1996; Chairman of the Board of
                                                             Management of Huls AG since October 1993;
                                                             Member of the Board of Management of VEBA AG,
                                                             an affiliate of the Company, since October
                                                             1993; Member of the Supervisory Board of
                                                             Rutgers AG since January 1995; Member of the
                                                             Board of Management of Stinnes AG, an
                                                             affiliate of the Company, from 1991 to 1993.
Ludger H. Viefhues.....................    54      1998      Director of the Company since 1989; Chief
                                                             Executive Officer of the Company since August
                                                             1996; Chairman of the Board of Directors of
                                                             the Company from March 1993 to August 1996;
                                                             Executive Vice President and Chief Financial
                                                             Officer of the Company from 1989 to 1992;
                                                             Chief Financial Officer of Huls AG from
                                                             January 1993 to July 1996; Member of the Board
                                                             of Management of Huls AG from October 1993 to
                                                             July 1996.
Prof. Dr. Harald Jurgen Biangardi......    49      1999      Director of the Company since March 1996;
                                                             Corporate Vice President, Technology, of the
                                                             Company from February 1991 to April 1994;
                                                             Corporate Vice President of the Company from
                                                             April 1994 to February 1996; President and
                                                             Chief Executive Officer of Huls Corporation,
                                                             an affiliate of the Company, since March 1996.
Willem D. Maris........................    57      1999      Director of the Company since September 1995;
                                                             President and Chief Executive Officer of ASM
                                                             Lithography Holdings since 1990.
Paul T. O'Brien........................    51      1999      Director of the Company since May 1995;
                                                             Corporate Vice President of Huls Corporation
                                                             since July 1993; Executive Vice President of
                                                             Huls America Inc., an affiliate of the
                                                             Company, since October 1992; General Counsel
                                                             and Secretary of Huls America Inc. since June
                                                             1985; Vice President of Huls America, Inc.
                                                             from June 1985 to September 1992.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth the beneficial ownership of the Company's Common Stock as of January 31, 1997, by (i) each director, which includes nominees for election as a director, (ii) each executive officer named in the Summary Compensation Table (the "Named Executive Officers"), and (iii) all directors and executive officers of the Company as a group. None of the aforementioned individuals own one percent or more of the issued and outstanding Common Stock of the Company. All directors and executive officers of the Company as a group own in the aggregate slightly less than one percent of the issued and outstanding Common Stock of the Company.

                                     NUMBER
               NAME                 OF SHARES
               ----                 ---------
Prof. Dr. Harald Jurgen
  Biangardi.......................    21,374(1)
Armin-Peter Bode..................        --
Marcel Coinne.....................    22,855(2)
Willem D. Maris...................        --
Roger D. McDaniel.................    40,000(3)
Dr. Erhard Meyer-Galow............        --
Dr. Alfred Oberholz...............        --
Paul T. O'Brien...................        --

                                     NUMBER
               NAME                 OF SHARES
               ----                 ---------
Dr. Robert M. Sandfort............    65,946(4)
Dr. Werner Schmitz................    15,380(5)
Michael B. Smith..................       400(6)
James M. Stolze...................    42,830(7)
Ludger H. Viefhues................     4,000(6)
All directors and executive
  officers as a group (23
  persons)........................   342,831

-------------------------
(1) Sole voting and investment power.

(2) Sole voting and investment power over 5,226 shares issuable upon exercise of stock options granted under the MEMC Electronic Materials, Inc. 1995 Equity Incentive Plan, as amended and restated (the "Equity Incentive Plan"); sole voting power but no investment power over 2,200 shares of unvested restricted stock awarded under the Equity Incentive Plan; shared voting and investment power over 15,429 shares including 3,370 shares owned by Mr. Coinne's spouse. Mr. Coinne disclaims beneficial ownership of the shares owned by his spouse.

(3) Sole voting but no investment power over these shares of restricted stock awarded under the Equity Incentive Plan. Pursuant to the terms of Mr. McDaniel's Amended and Restated Employment Agreement dated May 21, 1996, these shares of restricted stock will be forfeited by Mr. McDaniel on August 1, 1997. See "Employment Agreements -- Roger D. McDaniel."

(4) Sole voting and investment power over 33,246 shares including 21,141 shares issuable upon exercise of stock options granted under the Equity Incentive Plan; sole voting but no investment power over 30,100 shares of unvested restricted stock awarded under the Equity Incentive Plan; shared voting and investment power over 2,600 shares.

(5) Sole voting and investment power over 12,880 shares including 5,376 shares issuable upon exercise of stock options granted under the Equity Incentive Plan; sole voting but no investment power over 2,500 shares of unvested restricted stock awarded under the Equity Incentive Plan.

(6) Shared voting and investment power.

(7) Sole voting and investment power over 32,030 shares including 5,526 shares issuable upon exercise of stock options granted under the Equity Incentive Plan; sole voting but no investment power over 2,800 shares of unvested restricted stock awarded under the Equity Incentive Plan; shared voting and investment power over 8,000 shares.

     The following table sets forth information regarding all persons known to the Company to be the beneficial owner of more than five percent of the Common Stock of the Company as of January 31, 1997.

NAME AND ADDRESS                               NUMBER OF SHARES      PERCENTAGE OF CLASS
---------------------------------------------  ----------------      -------------------
Huls Corporation.............................     21,490,942(1)             51.9%
13801 Riverport Drive
Suite 500
Maryland Heights, Missouri 63043

-------------------------
(1) This information is based on a Schedule 13G dated February 14, 1996 jointly filed with the Securities and Exchange Commission (the "SEC") by VEBA AG and its indirect, wholly owned subsidiary, Huls Corporation. The aforementioned companies report sole voting and investment power over these shares of Common Stock.

            BOARD MEETINGS AND COMMITTEES; COMPENSATION OF DIRECTORS

BOARD OF DIRECTORS

     The Board of Directors met four times in 1996. The Company's Bylaws provide for an Audit Committee and a Compensation Committee, and authorize the Board, by resolution, to designate other committees having such duties and functions as provided in the resolution creating them. The Board has established four committees having responsibility in specific areas of Board activity, the duties and responsibilities of which are described herein. Each of the directors attended 75% or more of the aggregate of the meetings of the Board and of the Board committees on which they served in 1996.

AUDIT COMMITTEE

     Members: Willem D. Maris and Michael B. Smith

     The Audit Committee met four times in 1996. The Audit Committee reviews the Company's internal accounting and auditing procedures, meets from time to time with the Company's internal auditors and with the Company's independent auditors to review their accounting recommendations to the Company, and submits reports periodically on the foregoing matters to the Board of Directors.

COMPENSATION COMMITTEE

     Members: Armin-Peter Bode, Erhard Meyer-Galow and Michael B. Smith

     The Compensation Committee met four times in 1996. The responsibilities of the Compensation Committee include: selecting the executive and salaried employees who participate in the executive compensation program (the "Participants"); reviewing and approving new compensation programs; setting base salaries for Participants; reviewing and approving base salaries of recently hired Participants; approving annual cash incentive plan participants, targets and award amounts; approving profit sharing programs; and reviewing and approving annual adjustments in compensation necessitated by competitive, inflationary or governmental pressures.

ENVIRONMENTAL, SAFETY AND HEALTH COMMITTEE

     Members: Paul T. O'Brien, Robert M. Sandfort and Michael B. Smith

     The Environmental, Safety and Health Committee met four times in 1996. The Environmental, Safety and Health Committee evaluates the impact that existing and developing environmental, safety and health laws, regulations, trends and issues may have on Company operations, personnel and performance. It periodically meets with management to encourage the taking of appropriate actions to minimize or mitigate the impact of such laws, regulations, trends and issues on the Company, its operations and its personnel. The Environmental, Safety and Health Committee also monitors the Company's performance in these areas in light of its stated corporate guidelines.

PLANNING AND CAPITAL EXPENDITURES COMMITTEE

     Members: Harald Jurgen Biangardi, Armin-Peter Bode, Willem D. Maris, Robert
              M. Sandfort and Ludger H. Viefhues

     The Planning and Capital Expenditures Committee met six times in 1996. The Planning and Capital Expenditures Committee reviews regularly with management of the Company the capital expenditures planned or desired by the Company and makes recommendations to the full Board of Directors with respect to such matters.

DIRECTOR NOMINATIONS

     The Company does not have a standing nominating committee; the Board of Directors performs this function. Pursuant to the Restated Certificate, the Board will accept nominations of persons for election to the Board of Directors by any stockholder of the Company on the record date for the annual meeting of stockholders who submits a notice to the Company which sets forth the information about both the nominee (including but not limited to the information required by the federal proxy solicitation rules) and the stockholder making the nomination.

     To be timely, the stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date, in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed to stockholders or public disclosure of the date of the annual meeting is made, whichever occurs first.

DIRECTORS FEES

     Each director who is not an officer of the Company is paid an annual retainer of $25,000 and is paid $1,000 for each Board meeting and each committee meeting he attends, plus expenses. Commencing in August 1996, each non-employee director is also paid an annual retainer of $3,000 for each committee on which such non-employee director serves as a member and $6,000 (in lieu of the $3,000) for each committee on which such non-employee director serves as chairman. In addition, commencing in August 1996, each non-employee director who is the chairman of a committee is paid $2,000 (in lieu of $1,000) for each committee meeting he attends and serves as chairman. In 1996, each non-employee director serving as a member of a committee (other than the chairman of the committee) was paid an annual retainer of $2,250 for each committee on which such non-employee director served as a member and each non-employee director serving as the chairman of a committee was paid an annual retainer of $4,500 (in lieu of the $2,250) for each committee on which such non-employee director served as chairman, in both cases reflecting less than a full year's service under the new committee compensation structure. Mr. McDaniel also received fees for consulting services provided to the Company. See "Employment Agreements -- Roger D. McDaniel" and footnote (9) to the Summary Compensation Table.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is based on the premise that a balance is required between the needs of the Company in operating its business in an effective and profitable manner and the competitiveness of rewards in competing for management talent in the marketplace. The program is reviewed at least annually by the Compensation Committee (the "Committee") to ensure consistency with the compensation philosophy of the Company and that the stated objectives continue to be met.

     The Committee is made up of non-management directors. From January 1, 1996 to August 10, 1996, the Committee was comprised of Mr. Ludger H. Viefhues, Dr. Jorn Ruter and Mr. Michael B. Smith. On August 10, 1996, the Committee was reorganized. As of December 31, 1996, the Committee was comprised of Dr. Erhard Meyer-Galow, Mr. Armin-Peter Bode, and Mr. Michael B. Smith.

Policies, Goals and Responsibilities

     The Committee provides a general review of the Company's compensation plans to ensure that they meet corporate objectives.

     The philosophy of the Committee is to establish compensation at a level which will allow the Company to attract, retain and motivate the caliber of individuals required to manage and expand the Company's business. Compensation levels are established in part based upon survey data of comparable U.S. companies, or comparable companies in the world area or country of the respective business, developed by internationally recognized compensation consultants, such as Towers Perrin. The guideline for compensation is the median level of Towers Perrin Compensation Data Bank Executive Compensation Survey (the "Survey"). Companies included in this Survey are considered to be representative samples of those with which the Company competes for employees. Many of the companies in the Survey are also included in the companies that make up the indices for the Stock Price Performance Graph.

     The 1996 executive compensation program consists of three components: 1) base salary, 2) annual cash incentive awards, and 3) long term incentive awards.

Base Salary

     The base salary of each executive officer is reviewed annually. In deciding the appropriate salary, the Committee considers, as the primary driver, the median external pay practices of the appropriate comparable group, internal equity issues, level of responsibility, individual performance, time in position, and prior experience and knowledge. The Committee uses broad discretion when setting base salary levels and considers all of the above criteria. It does not assign a specific weight to any of these factors.

     In 1996, until his retirement on August 1, 1996, Mr. Roger D. McDaniel held the position of CEO of the Company. Mr. McDaniel's base salary for that period was $253,750. Effective August 1, 1996, Mr. Ludger H. Viefhues became CEO of the Company. Mr. Viefhues' base salary from August 1, 1996 to December 31, 1996 was $208,331. Mr. Viefhues' annual base salary as of December 31, 1996 was $500,000 per year pursuant to a letter agreement with the Company dated as of September 3, 1996.

Annual Cash Incentive Award

     Participation in the Annual Incentive Bonus Plan (the "Plan") is discretionary on the part of the Company and the Plan is non-contractual. Under current practice, annual cash awards are made to middle management and senior executives to recognize and reward individual and corporate performance. Participants are selected on the basis of their grade level which is reflective of their positions in the Company.

     The Committee establishes a performance/payout schedule each year to fix target bonuses (as a percentage of salary) for each salary grade. Target bonus levels are targeted at the median level of the comparable group, based upon the Survey. The target bonus level for participants ranged from 5% to 50% of the participant's annual base salary, and the maximum award payout can be as much as 220% of the target bonus level if superior performance levels are attained.

     The award is subject to three performance factors: 1) the Company's performance against its net earnings budget, 2) the Company's performance against a set of quality goals, and 3) the individual's personal performance contribution as judged by management. The portion of the award which is profit dependent is triggered at 80% of budgeted profit and reaches a maximum payout of
1.2 times the target incentive level when 120% of the budgeted profit is reached. An amount equal to the target incentive is dependent upon performance against the quality goals.

     The Committee awarded the former CEO, Mr. McDaniel, an annual incentive cash award of $322,988. This amount was per the Amended and Restated Employment Agreement dated as of May 21, 1996 between the Company and Mr. McDaniel and is a pro rata incentive for 1996 at the maximum target and maximum payout levels (99% of base salary), with proration reflecting accrued but unused vacation time.

     The Committee awarded the current CEO, Mr. Viefhues, an annual incentive cash award of $180,208 or 86.5% of his base salary as of December 31, 1996, pro rated for the five (5) months Mr. Viefhues served as CEO of the Company. Mr. Viefhues' maximum annual incentive target at the maximum payout level is 110% of base salary.

Long Term Incentive Awards

     The Company established a long term incentive bonus plan (the "LTIP") beginning in 1996 for senior executives and certain members of middle management. The LTIP has a four (4)-year performance period beginning January 1, 1996 and ending December 31, 1999 (the "LTIP Period"). The LTIP consists of two parts: (1) annual grants of non-qualified stock options with 25% of such options vesting on each anniversary of such grant and (2) for certain executive officers, a grant of performance vesting restricted stock vesting upon attainment of certain cumulative earnings per share goals.

     For each participant in the LTIP, the Committee determines a target percentage of base salary to be received by such participant in the form of equity-based compensation under the LTIP during the LTIP Period. For each participant, such percentage is determined based on the median external pay practices of the appropriate comparable group and such participant's level of responsibility with the Company. Such percentages currently range from 25% to 100%. In general, the annual grants of non-qualified stock options are intended to comprise 100% of the value of the total LTIP award to each participant during the LTIP Period (with such non-qualified stock options valued under an option pricing model). Notwithstanding the foregoing, for certain executive officers, the annual grants of non-qualified stock options are intended to comprise 80% of the total value of the LTIP award to each such executive officer and the grant of performance vesting restricted stock is intended to comprise 20% of the total value of the LTIP award.

     Because of the amount of restricted stock and non-qualified stock options received by Mr. McDaniel at the time of the Company's IPO, the Committee made no award to Mr. McDaniel under the LTIP in 1996. For Mr. Viefhues, the Committee determined a target LTIP award for the LTIP Period equal to 100% of Mr. Viefhues' base salary. Based on the total remuneration provided to Mr. Viefhues under his employment letter with the Company dated September 3, 1996, the Committee determined that Mr. Viefhues' LTIP award would be comprised entirely of annual grants of non-qualified stock options. In 1996, the Committee awarded Mr. Viefhues non-qualified stock options to purchase 9,500 shares, reflecting less than a full year's service as CEO of the Company. Pursuant to the terms of his employment letter and the target LTIP award determined by the Committee for Mr. Viefhues, beginning in January 1997, Mr. Viefhues will receive an annual grant of stock options to purchase a number of shares with a market value equal to 200% of his base salary (as of December 31 of the year prior to the grant), which options will have an exercise price per share equal to 100% of the market value on the date of grant.

Deductibility of Executive Officer Compensation

     The Committee will review for future application the tax deductibility of executive compensation in excess of $1 million to determine how to structure benefit plans in such a manner that permits the deductibility of such compensation under Section 162(m) of the Internal Revenue Code when the Company can do so without material change to its overall compensation program.

Summary

     The Company's executive compensation program is based on the premise that a balance is required between the needs of the Company in operating its business in an effective and profitable manner and the competitiveness of rewards in competing for management talent in the marketplace. The program is reviewed at least annually by the Committee to ensure consistency with the compensation philosophy of the Company and that the stated objectives continue to be met.

Members of the Compensation Committee

     Dr. Erhard Meyer-Galow, Chairman
     Mr. Armin-Peter Bode
     Ambassador Michael B. Smith

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                                                                     AWARDS
                                         ANNUAL COMPENSATION                -------------------------
                            ---------------------------------------------                  SECURITIES
                                                            OTHER ANNUAL     RESTRICTED    UNDERLYING
    NAME AND PRINCIPAL             SALARY       BONUS       COMPENSATION       STOCK        OPTIONS/       ALL OTHER
         POSITION           YEAR   ($)(1)        ($)           ($)(2)       AWARDS($)(3)    SARS(#)     COMPENSATION($)
    ------------------      ----   ------       -----       ------------    ------------   ----------   ---------------
Ludger H. Viefhues(4).....  1996   241,331(5)  180,208          --                  --        9,500          6,300(6)
  Chief Executive Officer   1995        --          --          --                  --           --             --
                            1994        --          --          --                  --           --             --
Roger D. McDaniel(7)......  1996   345,673(8)  322,988          --                  --           --         50,294(9)
  Former Chief Executive    1995   326,173     430,650          --           1,920,000(10)  242,060          6,300(6)
  Officer                   1994   320,502     221,762          --                  --           --          6,300(6)
Dr. Robert M. Sandfort....  1996   320,496     168,156          --             199,013(11)   12,200          6,300(6)
  President and Chief       1995   284,365     204,600          --           1,152,000(10)  144,728          6,300(6)
  Operating Officer         1994   247,306     110,000          --                  --           --          6,300(6)
James M. Stolze(12).......  1996   237,806     103,973          --              91,350(11)    5,600          2,945(6)
  Executive Vice President  1995   124,583     454,495(13)      --             396,096(14)   16,504             --
  and Chief Financial       1994        --          --          --                  --           --             --
  Officer
Marcel Coinne.............  1996   234,161(15) 102,825(15)  49,318(15)(16)      71,775(11)    4,400             --
  Corporate Vice President  1995   245,666(17) 138,128(17)  98,265(16)(17)     396,096(14)   16,504             --
                            1994   216,514(18)  95,794(18)  55,461(16)(18)          --           --             --
Dr. Werner Schmitz........  1996   206,750      90,383          --              81,563(11)    5,000          6,300(6)
  Executive Vice President  1995   192,275     110,000      43,857(19)(20)     396,096(14)   16,504          6,300(6)
                            1994   178,775      76,027      43,568(20)(21)          --           --          6,300(6)

-------------------------
 (1) Amounts shown include cash compensation earned and received as well as cash compensation earned but deferred at the election of the Named Executive Officer.

 (2) Applicable regulations set reporting levels.

 (3) The aggregate number of shares of restricted stock held by each of the named executive officers and their value at December 31, 1996 ($22.50 per share) are as follows: Mr. Viefhues - 0 shares, $0; Mr. McDaniel - 40,000 shares, $900,000; Dr. Sandfort - 30,100 shares, $677,250; Mr. Stolze - 2,800 shares, $63,000; Mr. Coinne - 2,200 shares, $49,500; and Dr. Schmitz
     - 2,500 shares, $56,250. Notwithstanding the foregoing, pursuant to the terms of Mr. McDaniel's Amended and Restated Employment Agreement dated May 21, 1996, Mr. McDaniel's shares of restricted stock will be forfeited on August 1, 1997. See "Employment Agreements -- Roger D. McDaniel." No dividends were paid on the restricted stock, as no dividends have been paid to any stockholders of the Company since the restricted stock was initially awarded.

 (4) Mr. Viefhues was initially employed by the Company as Chief Executive Officer on August 1, 1996.

 (5) Of this amount, $208,331 represents Mr. Viefhues' base salary and $33,000 represents non-employee director fees received by Mr. Viefhues in 1996 prior to his appointment as Chief Executive Officer on August 1, 1996.

 (6) Represents matching contributions by the Company to the MEMC Retirement Savings Plan.

 (7) Mr. McDaniel retired as Chief Executive Officer of the Company on August 1, 1996.

 (8) Of this amount, $253,750 represents Mr. McDaniel's base salary, $66,923 represents payment in lieu of accrued vacation, and $25,000 represents non-employee director fees received by Mr. McDaniel since August 1, 1996.

 (9) Represents matching contributions by the Company to the MEMC Retirement Savings Plan and consulting fees received by Mr. McDaniel since August 1, 1996. See "Employment Agreements -- Roger D. McDaniel."

(10) Half of the restricted stock awarded to Mr. McDaniel and Dr. Sandfort at the time of the IPO was cliff vesting restricted stock ("Cliff Vesting Restricted Stock") which was to fully vest on the fourth anniversary of the date of grant. The other half was performance vesting restricted stock ("Performance Vesting Restricted Stock"). The Performance Vesting Restricted Stock awarded to Mr. McDaniel and Dr. Sandfort was to fully vest on the fourth anniversary of the date of grant unless prior to the third anniversary of the date of grant and other timing restrictions being satisfied, (i) the market price appreciated by 55% or more from the IPO price, in which case half of such Performance Vesting Restricted Stock would vest or (ii) the market price appreciated by 100% or more from the IPO price, in which case all of such Performance Vesting Restricted Stock would vest. On December 11, 1995, the market price of the Common Stock reached $37.875 and on January 12, 1996 the other timing restriction was satisfied, such that all of the restrictions on half of the Performance Vesting Restricted Stock awarded to Mr. McDaniel and Dr. Sandfort lapsed. On April 30, 1996, the market price of the Common Stock reached $50.50 such that all restrictions on the other half of the Performance Vesting Restricted Stock awarded to Mr. McDaniel and Dr. Sandfort also lapsed. Pursuant to the terms of Mr. McDaniel's Amended and Restated Employment Agreement dated May 21, 1996, effective August 1, 1997, Mr. McDaniel's remaining Cliff Vesting Restricted Stock (40,000 shares) will be forfeited and canceled. In the event of a change in control of the Company and except as the Compensation Committee of the Board of Directors may otherwise determine, all restrictions and conditions on the remaining unvested restricted stock owned by Dr. Sandfort shall lapse as of the date of a change in control. Upon termination of employment by Dr. Sandfort, due to death or permanent disability, the Cliff Vesting Restricted Stock owned by Dr. Sandfort will continue to vest as if Dr. Sandfort's employment had not terminated, provided that if Dr. Sandfort is terminated without cause prior to the expiration of his employment contract with the Company, all Cliff Vesting Restricted Stock owned by him will vest.

(11) On January 1, 1996, restricted stock was awarded in the following amounts at the per share price of $32.625, the closing price of the Common Stock on the NYSE on December 29, 1995 (the last day of trading of 1995), which dollar amounts are reflected in this column for 1996: Dr. Sandfort, 6,100, Mr. Stolze, 2,800, Mr. Coinne, 2,200, and Dr. Schmitz, 2,500. Twenty-five percent (25%) of the restricted stock awarded to Drs. Sandfort and Schmitz and to Messrs. Stolze and Coinne will vest on January 1, 1998 if the Company's cumulative earnings per share ("CEPS") for the two fiscal years ending December 31, 1997 meet a certain target level for such period. Up to 100% of the restricted stock awarded to Drs. Sandfort and Schmitz and to Messrs. Stolze and Coinne, less any of the restricted stock which vests on January 1, 1998, will vest on January 1, 2000 if the Company's CEPS for the four fiscal years ending December 31, 1999 meet certain percentages of the target level for such period as follows:

CEPS AS A PERCENTAGE                                            PERCENT OF SHARES WHICH
  OF TARGET LEVEL                                             WILL VEST ON JANUARY 1, 2000
--------------------                                          ----------------------------
  100% or more..............................................              100%
  95% to < 100%.............................................               80%
  90% to < 95%..............................................               60%
  Below 90%.................................................                0%

      Notwithstanding the foregoing, all such restricted stock will vest at the end of any calendar quarter ending before December 31, 1999 as of which the CEPS for the period commencing January 1, 1996 and ending as of the end of such calendar quarter is at least 100% of the target level for the entire four-year period. Upon termination of employment due to death, permanent disability or retirement before January 1, 2000, a participant will forfeit a percentage of his or her restricted stock equal to a fraction the numerator of which is the number of days from the date of such termination of employment through December 31, 1999 and the denominator of which is 1,460 (the number of days in the period commending January 1, 1996 and ending December 31, 1999). The remaining restricted stock will continue to be held by the participant subject to the CEPS conditions described above. Upon termination of employment for reasons other than death, permanent disability or retirement before January 1, 2000, a participant will forfeit all of his or her restricted stock.

(12) Mr. Stolze was initially employed by the Company in June 1995.

(13) Of this amount, $126,500 represents Mr. Stolze's bonus under the Annual Incentive Bonus Plan, and $327,995 represents a bonus awarded to Mr. Stolze to induce him to accept employment with the Company. Pursuant to the terms under which the inducement bonus was awarded, Mr. Stolze is obligated to repay it if he terminates his employment prior to completing five years of service.

(14) The restricted stock awarded at the time of the IPO to Messrs. Stolze and Coinne and Dr. Schmitz was to vest at the rate of 20% annually on each anniversary of the date of grant unless, other timing restrictions being satisfied, the market price of the Common Stock appreciated by 55% or more from the IPO offering price, in which case all of the restricted stock awarded to them would fully vest. On December 11, 1995 the market price of the Common Stock reached $37.875 and on January 12, 1996 the other timing restriction was satisfied such that all of the restrictions on all of the restricted stock awarded at the time of the IPO to each of Messrs. Stolze and Coinne and Dr. Schmitz lapsed.

(15) Belgian franc amounts have been translated into U.S. dollars at the rate of BFr 31.71 = $1.00, the noon buying rate in New York City for cable transfer in Belgian francs as certificated for customs purposes by the Federal Reserve Bank of New York on December 31, 1996.

(16) Includes, among other things, a housing allowance and payments made in connection with the acceptance of an international assignment paid by Huls Belgium S.A. The Company reimburses Huls Belgium S.A. for these payments.

(17) Belgian Franc amounts have been translated into U.S. Dollars at the rate of BFr 29.43 = $1.00, the noon buying rate in New York City for cable transfers in Belgian francs as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 1995.

(18) Belgian Franc amounts have been translated into U.S. Dollars at the rate of BFr 31.85 = $1.00, the noon buying rate in New York City for cable transfers in Belgian francs as certified for customs purposes by the Federal Reserve Bank of New York on December 30, 1994.

(19) German Deutsche Mark amounts have been translated into U.S. Dollars at the rate of DM 1.4345 = $1.00, the noon buying rate in New York City for cable transfers in Deutsche Marks as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 1995.

(20) Includes, among other things, a mortgage interest subsidy paid by Huls AG.

(21) German Deutsche Mark amounts have been translated into U.S. Dollars at the rate of DM 1.5495 = $1.00, the noon buying rate in New York City for cable transfers in Deutsche Marks as certified for customs purposes by the Federal Reserve Bank of New York on December 30, 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL RATES OF STOCK PRICE
                                            INDIVIDUAL GRANTS                        APPRECIATION FOR OPTION TERM(1)
                          ------------------------------------------------------   -----------------------------------
                           NUMBER OF      % OF TOTAL
                           SECURITIES    OPTIONS/SARS
                           UNDERLYING     GRANTED TO    EXERCISE OR
                          OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION
          NAME             GRANTED(#)    FISCAL YEAR      ($/SH)         DATE      0%($)      5%($)         10%($)
          ----            ------------   ------------   -----------   ----------   -----      -----         ------
Ludger H. Viefhues......      9,500(2)        6.7%         35.25        9/1/06        0        210,601         533,705
Roger D. McDaniel.......          0           0.0%           N/A           N/A      N/A            N/A             N/A
Dr. Robert M.
  Sandfort..............     12,200(3)        8.6%        32.625        1/1/06        0        250,316         634,349
James M. Stolze.........      5,600(3)        4.0%        32.625        1/1/06        0        114,899         291,177
Marcel Coinne...........      4,400(3)        3.1%        32.625        1/1/06        0         90,278         228,782
Dr. Werner Schmitz......      5,000(3)        3.5%        32.625        1/1/06        0        102,588         259,979
All Stockholders(4).....        N/A           N/A            N/A           N/A        0    849,432,250   2,152,628,097
All Optionees(5)........    141,300           100%        32.625-       1/1/06-       0      2,899,149       7,347,013
                                                           49.50        9/1/06
Optionee's Gain as % of
  All Stockholders'
  Gain..................        N/A           N/A            N/A           N/A      N/A           0.34%           0.34%

-------------------------
(1) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

(2) These options become exercisable at the rate of 25% per year, on September 1, 1997, September 1, 1998, September 1, 1999 and September 1, 2000. All of these options expire ten years from the date of grant. In the event of a change in control of the Company and except as the Compensation Committee of the Board of Directors may otherwise determine, all restrictions and conditions on the remaining unvested stock options (other than any stock options granted within six months of such change of control) owned by Mr. Viefhues shall lapse as of the date of a change in control. If Mr. Viefhues is terminated without cause prior to the expiration of his employment agreement with the Company or if Mr. Viefhues terminates his employment by reason of death or permanent disability, all unvested stock options awarded to him shall become immediately exercisable. In addition, if Mr. Viefhues retires on or after July 31, 2002, or earlier if Mr. Viefhues retires with the consent of the Compensation Committee, then all unvested stock options awarded to Mr. Viefhues will become immediately exercisable.

(3) These options become exercisable at the rate of 25% per year on January 1, 1997, January 1, 1998, January 1, 1999 and January 1, 2000. All of these options expire ten years from the date of grant. In the event of a change in control of the Company and except as the Compensation Committee of the Board of Directors may otherwise determine, all restrictions and conditions on the remaining unvested stock options (other than stock options granted within six months of such change of control) owned by these individuals shall lapse as of the date of a change in control. In addition, upon termination of employment due to death, permanent disability or retirement, all stock options awarded to the terminated individual shall become immediately exercisable.

(4) Gain for all stockholders was determined based on approximately 41.4 million shares outstanding on January 1, 1996, at a price per share of $32.625. On January 1, 1996, the Company granted options to purchase 130,200 shares at a price per share of $32.625. On June 1, 1996, the Company granted options to purchase 1,600 shares at a price per share of $49.50. On September 1, 1996, the Company granted options to purchase 9,500 shares at a price per share of $35.25.

(5) No gain to the optionees is possible without an increase in the price of the Company's Common Stock, which increase would benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                NUMBER OF
                                                                               SECURITIES
                                                                               UNDERLYING           VALUE OF
                                                                               UNEXERCISED        UNEXERCISED
                                                                             OPTIONS/SARS AT      IN-THE-MONEY
                                                                                 FY-END         OPTIONS/SARS AT
                                                                                   (#)             FY-END($)
                                     SHARES ACQUIRED                         ---------------    ----------------
                                       ON EXERCISE      VALUE REALIZED(1)     EXERCISABLE/        EXERCISABLE/
              NAME                         (#)                  $             UNEXERCISABLE     UNEXERCISABLE(2)
              ----                   ---------------    -----------------    ---------------    ----------------
Ludger H. Viefhues...............             0                    0                 0/9,500          0/0
Roger D. McDaniel................        30,258              423,612               0/211,802(3)       0/0
Dr. Robert M. Sandfort...........             0                    0          18,091/138,837          0/0
James M. Stolze..................             0                    0            4,126/17,978          0/0
Marcel Coinne....................             0                    0            4,126/16,778          0/0
Dr. Werner Schmitz...............             0                    0            4,126/17,378          0/0

-------------------------
(1) Market value on the date of exercise of shares covered by option exercise, less option exercise price.

(2) The aggregate values of unexercised options are based on the difference between (i) the per share closing price of the Common Stock of $22.50 on the NYSE on December 31, 1996, the last trading day of 1996, multiplied by the number of unexercised options, and (ii) the per share exercise price of the options ($24.00-$49.50) multiplied by the number of unexercised options.

(3) Pursuant to the terms of Mr. McDaniel's Amended and Restated Employment Agreement dated May 21, 1996, effective as of August 1, 1997, Mr. McDaniel will forfeit options to purchase 61,030 shares of Common Stock.

PENSION PLAN

     The Company sponsors the MEMC Pension Plan, a defined benefit pension plan covering most domestic employees of the Company and its subsidiaries. The MEMC Pension Plan was formed effective January 1, 1997 as the result of the merger of the MEMC Electronic Materials, Inc. Pension Plan for Salaried Employees (the "Salaried Plan"), the MEMC Electronic Materials, Inc. Pension Plan for Hourly-Paid Employees, and the MEMC Southwest Inc. Pension Plan into a single plan.

     The basic benefit payable under the MEMC Pension Plan is a lump sum equal to 8% of the participant's "average total earnings" (as defined below) up to one-half of the Social Security wage base plus 12% of the participant's "average total earnings" (as defined below) over one-half of the Social Security wage base, multiplied by the participant's years of benefit service, less 2% of such amount for every year by which the current age of the participant is less than age 65. In addition to the normal annuity options, the benefit for employees hired on or after January 1, 1997, and to participants who were employed by MEMC Southwest Inc. on December 31, 1996, is also available in an immediate lump sum distribution at termination of employment. The benefit for other participants is payable only in the form of an annuity with monthly payments for life beginning at the participant's retirement age, the amount of which annuity is the actuarial equivalent value of the participant's lump sum formula amount.

     Employees who were participants in the Salaried Plan as of December 31, 1996 are entitled to a benefit calculated under the formula in effect as of such date under the Salaried Plan, if such benefit is greater than the benefit calculated under the above formula. The basic monthly benefit payable under the Salaried Plan formula is a single life annuity equal to 1.2% of the participant's "average total earnings" (as defined below) multiplied by the participant's years of benefit service. However, if the participant was hired by Monsanto Company ("Monsanto") in the U.S., a prior owner of a substantial part of the Company's business, before April 1, 1986 and was employed by the Company at any time during the period April 1, 1989 through May 31, 1989, or if the participant was employed by the Company at any time during the period January 1, 1989 through March 31, 1989, the factor is 1.4% of the participant's "average total earnings" (as defined below) instead of 1.2%. The basic benefit amount under the grandfathered formula is reduced to the extent the portion attributable to pre-April 1, 1989 service with Monsanto exceeds the amount to which the participant would have been entitled had his base salary (as of March 31, 1989) increased at a rate of 6% per year. If a participant with either the 1.2% or 1.4% formula retires on or after age 55 but prior to age 65, his benefit will be reduced 1/4% for each month that his retirement date precedes his 65th birthday. However, if the participant is under age 65 but at least age 55 at the time of his retirement, and the participant's age and years of vesting service add up to at least 80, then the benefit is not subject to this reduction.

     The basic benefit under either formula is reduced by the amount the participant is entitled to receive under any other designated Monsanto defined benefit pension plan.

     For purposes of the MEMC Pension Plan, "average total earnings" means the greater of (a) the monthly average earnings received in the 36 months immediately prior to the date of employment termination or (b) the monthly average of earnings received during the highest three of the five calendar years immediately prior to the year in which employment terminates. "Earnings" means amounts paid to participants that are subject to federal income tax withholding (including salary and bonus payments), subject to certain adjustments. Generally, "earnings" utilized for pension formula purposes includes salary and annual bonus reported in the salary and bonus columns of the Summary Compensation Table. However, earnings utilized for pension formula purposes does not include payment in lieu of accrued vacation and non-employee director fees.

     Retirement benefits payable under qualified defined benefit plans are subject to the annual pension limitations imposed under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), for which limitations vary annually. The Section 415 limitation for 1996 is $120,000. In addition,
Section 401(a)(17) of the Code specifies a maximum amount of annual compensation, also adjusted annually, that may be taken into account in computing benefits under a qualified defined benefit plan. The Section 401(a)(17) limitation for 1996 is $150,000. The MEMC Electronic Materials, Inc. Supplemental Executive Pension Plan (the "MEMC SEPP"), a nonqualified and unfunded plan, will provide benefits over the applicable Code limitations. Benefits under the MEMC SEPP are payable in the form of a lump sum distribution and/or in the form of an annuity with monthly payments for life beginning at the participant's retirement age.

     The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated (without regard to the offsets described above) using the 1.4% Salaried Plan formula described above.

PENSION PLAN TABLE(1)

                                                               YEARS OF SERVICE
                                 ----------------------------------------------------------------------------
REMUNERATION                        15               20               25               30               35
------------                        --               --               --               --               --
 $125,000......................  $ 26,250         $ 35,000         $ 43,750         $ 52,500         $ 61,250
  150,000......................    31,500           42,000           52,500           63,000           73,500
  175,000......................    36,750           49,000           61,250           73,500           85,750
  200,000......................    42,000           56,000           70,000           84,000           98,000
  225,000......................    47,250           63,000           78,750           94,500          110,250
  250,000......................    52,500           70,000           87,500          105,000          122,500
  300,000......................    63,000           84,000          105,000          126,000          147,000
  400,000......................    84,000          112,000          140,000          168,000          196,000
  450,000......................    94,500          126,000          157,500          189,000          220,500
  500,000......................   105,000          140,000          175,000          210,000          245,000
  550,000......................   115,500          154,000          192,500          231,000          269,500
  600,000......................   126,000          168,000          210,000          252,000          294,000
  650,000......................   136,500          182,000          227,500          273,000          318,500
  700,000......................   147,000          196,000          245,000          294,000          343,000
  750,000......................   157,000          210,000          262,500          315,000          367,500
  800,000......................   168,000          224,000          280,000          336,000          392,000

     As discussed above, the 1.4% formula is actually an alternative to the basic formula. Mr. McDaniel and Dr. Sandfort are covered by the 1.4% formula. Therefore, Pension Plan Table(1) displayed above is based on the 1.4% formula. The amounts shown in the table are calculated on a single life annuity basis, and assume retirement at age 65.

     When he retired, Mr. McDaniel had 34.1 years of benefit service and average total earnings of $752,424 under the MEMC Pension Plan. At retirement, Mr. McDaniel began receiving monthly annuities from the MEMC Pension Plan and the SEPP. Mr. McDaniel also received a portion of his benefit under the SEPP in the form of a lump sum payment which he agreed to defer until January 2, 1997. MEMC paid Mr. McDaniel interest at the rate of 8% on the amount that was deferred.

     As of December 31, 1996, Dr. Sandfort had 25.9 years of benefit service and average total earnings of $420,509 under the MEMC Pension Plan.

     The estimated annual pension benefit payable to Mr. Viefhues and Mr. Stolze, who are eligible for the 1.2% grandfathered formula under the MEMC Pension Plan, may be determined using Pension Plan Table (2) below. The table presents the better of the basic benefit or the grandfathered 1.2% formula for each level of remuneration and years of service as a single life annuity at retirement age 65. The basic benefit is calculated using the 1997 Social Security Wage Base and a 7% interest rate to convert the lump sums to annuities.

PENSION PLAN TABLE (2)

                                                       YEARS OF SERVICE
                                           -----------------------------------------
             REMUNERATION                     5               10               15
             ------------                     -               --               --
$  225,000.............................    $13,500         $ 27,000         $ 40,500
   250,000.............................     15,000           30,000           45,000
   300,000.............................     18,000           36,000           54,000
   400,000.............................     24,000           48,000           72,000
   500,000.............................     30,000           60,000           90,000
   600,000.............................     36,000           72,000          108,000
   700,000.............................     42,000           84,000          126,000
   800,000.............................     48,000           96,000          144,000
   900,000.............................     54,031          108,062          162,093
 1,000,000.............................     60,108          120,216          180,324
 1,100,000.............................     66,185          132,370          198,555
 1,200,000.............................     72,262          144,524          216,786

     As of December 31, 1996, Mr. Viefhues had 2.6 years of benefit service and average total earnings of $323,434 and Mr. Stolze had 1.5 years of benefit service and average total earnings of $319,537 under the MEMC Pension Plan. Mr. Viefhues' years of benefit service reflect his prior period of benefit service with the Company from June 1, 1989 through August 15, 1991. Under the terms of the MEMC Pension Plan and because Mr. Stolze joined the Company in June 1995, as of December 31, 1996, Mr. Stolze had no vested benefit.

     Neither Mr. Coinne nor Dr. Schmitz participate in either the MEMC Pension Plan or the MEMC SEPP.

     Mr. Coinne currently participates in a pension plan maintained by Huls Belgium S.A. and a pension agreement with the Company as set forth in his employment agreement. The annual amount that Mr. Coinne would receive as a pension under his employment agreement would be equal to 1.75% of "pensionable earnings times years of service." "Pensionable earnings" means the average of earnings in the currency of the country of last assignment for the final 36-month period of employment. Pension benefits under Mr. Coinne's employment agreement are subject to reduction for accrued pension benefits under a combination of government benefits and company-provided benefits. If Mr. Coinne were to retire on or after age 55 but prior to age 65, his pension benefit would be reduced by 1/4% per month that is prior to his attaining age 65.

     Dr. Schmitz currently participates in a pension plan maintained by Huls AG pursuant to which he would be eligible to receive, had he retired on December 31, 1996, a monthly pension benefit equal to approximately $5,644 using the exchange rate for German Deutsche Marks on December 31, 1996.

EMPLOYMENT AGREEMENTS

Ludger H. Viefhues

     Mr. Ludger H. Viefhues entered into an employment agreement dated as of September 3, 1996 with the Company (the "Viefhues Agreement"). The term of the Viefhues Agreement commenced as of August 1, 1996, and will terminate on July 31, 2002. The Viefhues Agreement provides for an annual base salary of $500,000, annual incentives, grants of options under the Equity Incentive Plan and other benefits. Pursuant to the terms of the Viefhues Agreement, in 1996, Mr. Viefhues received options to purchase 9,500 shares of Common Stock under the Equity Incentive Plan. In addition, beginning in January 1997, Mr. Viefhues will receive an annual grant of stock options under the Equity Incentive Plan to purchase a number of shares with a market value equal to 200% of his base salary (as of December 31 of the year prior to the grant), which options will have an exercise price per share equal to 100% of the market value on the date of grant.

     The Company may terminate the Viefhues Agreement upon six (6) months' prior notice provided no advance notice will be required if Mr. Viefhues is terminated for cause. In the event of Mr. Viefhues' involuntary termination without cause, he will receive his base salary through the date of termination as well as a pro rata bonus for the year of termination to be paid at the same time and to the same extent (i.e., based on MEMC's performance for the full year) as bonuses are paid generally to the Company's executives with respect to such year. Mr. Viefhues will also be reimbursed for all reasonable relocation expenses incurred by him (and his family) in returning to Germany, and all unvested options under the Equity Incentive Plan will vest. In addition, if Mr. Viefhues retires on or after July 31, 2002, or earlier if he retires with the consent of the Compensation Committee, then all unvested stock options awarded to him under the Equity Incentive Plan will become immediately exercisable.

Roger D. McDaniel

     Mr. Roger D. McDaniel entered into an employment agreement dated as of May 1, 1995 with the Company (the "Original McDaniel Agreement"). The term of the Original McDaniel Agreement commenced July 12, 1995 (the "IPO Date"), and was to terminate on August 1, 1999. The Original McDaniel Agreement was amended and restated effective as of May 21, 1996 (as amended and restated, the "Amended McDaniel Agreement"). Pursuant to the terms of the Amended McDaniel Agreement, Mr. McDaniel retired from service as Chief Executive Officer and as an employee of the Company effective as of August 1, 1996. During the period commencing August 1, 1996 and ending August 1, 1997 (the "Consulting Term"), Mr. McDaniel agreed to provide consulting services to the Company.

     The Original McDaniel Agreement provided for an annual base salary of $435,000, annual incentives, grants of options and restricted stock under the Equity Incentive Plan and other benefits. Mr. McDaniel received 242,060 options effective as of the IPO Date under the Equity Incentive Plan, half of which were to vest at the rate of 25% per year (the "Ratable Vesting Options"), and half of which were to vest fully on the fourth anniversary of the IPO Date (the "Cliff Vesting Options"). Mr. McDaniel also received 80,000 shares of restricted stock as of the IPO Date under the Equity Incentive Plan, all of which were to vest fully (i.e., all forfeiture restrictions were to lapse) on the fourth anniversary of the IPO Date. However, the vesting of 40,000 of such shares of restricted stock were Performance Vesting Restricted Stock and so were subject to early acceleration if certain performance objectives were attained. If, at any time within three years after the IPO Date, (a) the Common Stock were to appreciate by 55% or more from the IPO price, 50% of such Performance Vesting Restricted Stock would vest and (b) the Common Stock were to appreciate by 100% or more from the IPO price, all of such Performance Vesting Restricted Stock would vest. Because of the increase in market value of the Common Stock, 50% of such Performance Vesting Restricted Stock vested as of January 12, 1996 and the remaining 50% of such Performance Vesting Restricted Stock vested as of April 30, 1996. The Original McDaniel Agreement also provided for a supplemental pension payment equal to the amount by which Mr. McDaniel's benefit under the MEMC Pension Plan and the MEMC SEPP would increase if neither of such plans contained the 6% per year limit on increases in compensation that apply for purposes of computing the pension that was attributable to Mr. McDaniel's prior Monsanto service.

     The Amended McDaniel Agreement provides for the payment of a pro rata annual incentive for 1996 to Mr. McDaniel at the maximum target and maximum payout levels (99% of base salary) and payment for accrued but unused vacation time in accordance with the Company's customary practice. Under the Amended McDaniel Agreement, beginning in August 1996, Mr. McDaniel received fees as a non-employee director of the Company at the same level as paid to the Company's other non-employee directors. During the Consulting Term, Mr. McDaniel will receive consulting fees at a rate equal to his base salary as in effect immediately prior to August 1, 1996, minus a pension offset relating to benefits due to Mr. McDaniel under the MEMC Pension Plan (expressed as the exact mathematical average of a single-life annuity and a joint and 100% survivor annuity, and assuming that benefits commenced on August 1, 1996, regardless of whether benefits actually commenced on such date). The Amended McDaniel Agreement also provides that (i) Mr. McDaniel's Ratable Vesting Options will be retained by Mr. McDaniel and will continue to vest at the rate of 25% per year (and will remain outstanding until August 1, 2000, unless sooner exercised),
(ii) effective August 1, 1997, 60,000 of Mr. McDaniel's Cliff Vesting Options will vest (and will remain outstanding until August 1, 2000, unless sooner exercised) and, (iii) effective as of August 1, 1997, Mr. McDaniel's remaining Cliff Vesting Options (options to purchase 61,030 shares) and restricted stock (40,000 shares) will be forfeited and canceled.

     In the event of Mr. McDaniel's death or disability during the Consulting Term, he (or his estate, as applicable) will be entitled to the fees, payments and benefits described above, and the vesting of the Ratable Vesting Options and Cliff Vesting Options as described above shall occur as if Mr. McDaniel had provided consulting services to the Company until August 1, 1997.

     The Company is obligated to require any successor to the Company to assume or agree to perform the Amended McDaniel Agreement.

Robert M. Sandfort

     Dr. Robert M. Sandfort entered into an employment agreement dated as of May 1, 1995 with the Company (the "Sandfort Agreement"). The term of the Sandfort Agreement commenced on the IPO Date and will terminate on August 1, 1999. The Sandfort Agreement provides for an annual base salary of $310,000, annual incentives, participation in any long term incentive bonus plan established by the Company, grants of options and restricted stock under the Equity Incentive Plan and other benefits. Dr. Sandfort received 144,728 options effective as of the IPO Date under the Equity Incentive Plan, half of which become exercisable at the rate of 25% per year, and half of which become fully exercisable on the fourth anniversary of the IPO Date. Dr. Sandfort also received 48,000 shares of restricted stock as of the IPO Date under the Equity Incentive Plan, all of which vest fully on the fourth anniversary of the IPO Date. One-half of such shares of Restricted Stock were Performance Vesting Restricted Stock, subject to the terms summarized above under the description of the Original McDaniel Agreement. Because of the increase in market value of the Common Stock, 50% of such Performance Vesting Restricted Stock vested as of January 12, 1996 and the remaining 50% of such Performance Vesting Restricted Stock vested as of April 30, 1996. The Sandfort Agreement also provides for pension benefits under the MEMC Pension Plan.

     If Dr. Sandfort is terminated by the Company without cause, he will receive his then current base salary for the remainder of the term of employment, as well as his annual incentive bonus for the year of termination, and all unvested options granted to him as of the IPO Date will vest and all restrictions on restricted stock granted to him as of the IPO Date will lapse. The Company is obligated to require any successor to the Company to assume or agree to perform the Sandfort Agreement.

James M. Stolze

     Mr. James M. Stolze entered into an employment arrangement effective as of June 16, 1995 with the Company (the "Stolze Agreement"). Pursuant to the Stolze Agreement, Mr. Stolze was appointed Chief

Financial Officer of the Company. The Stolze Agreement has no specified term. The Stolze Agreement provides for an annual base salary of $230,000, annual incentives, participation in any long term incentive plan established by the Company, grants of options and restricted stock under the Equity Incentive Plan, a signing bonus of $327,995 (which must be repaid to the Company if Mr. Stolze terminates his employment prior to completing five years of service) and other pension and welfare benefits. The Stolze Agreement contains no termination or change of control provisions.

Marcel Coinne

     Mr. Marcel Coinne entered into an employment agreement dated as of April 1, 1993 with Huls Belgium S.A., as the employer, and the Company, as the beneficiary (the "Coinne Agreement"). The Coinne Agreement has no specified term and provides for a minimum base salary of BFr 510,443 per month, paid 13 times per annum, and certain other benefits, including a vacation bonus equivalent to 85% of one month's base salary, an international service premium equivalent to 15% of his base salary each month and other pension and welfare benefits. Mr. Coinne will also participate in the Huls Belgium S.A. Pension Plan. His prior years of service with a previous employer will be included in his years of service for purposes of the pension provided for in the Coinne Agreement. Because Mr. Coinne was relocated from Belgium to the United States as part of his employment arrangement, the Coinne Agreement also provides for relocation expense reimbursements, location living adjustment payments, housing allowance payments, an automobile and income tax equalization payments.

     In the event of Mr. Coinne's involuntary termination without cause, he is eligible to receive separation pay from Huls Belgium S.A. consistent with the legal practices and statutes in Belgium at the time of the termination, based on his service both with the Company and Monsanto. In addition, Mr. Coinne would be relocated to Belgium. The Coinne Agreement does not contain any change of control provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, prior to his appointment as Chief Executive Officer of the Company, Mr. Viefhues served as a member of the Compensation Committee of the Company's Board of Directors. Because the full Board of Directors approved certain compensation recommendations of the Compensation Committee, Mr. Viefhues, Mr. McDaniel and Dr. Sandfort are deemed to have participated in deliberations of the Board of Directors regarding remuneration paid to executive officers.

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares cumulative total stockholder return with the cumulative total return (assuming reinvestment of dividends) of the Standard & Poor's 500 Stock Index and the Standard & Poor's Technology 500 Index. The information on the graph covers the period from July 12, 1995 (the date the Company's Common Stock began trading pursuant to the IPO), through December 31, 1996. The interim measure point shows the value on December 31, 1995. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                          TOTAL RETURN TO STOCKHOLDERS

         MEASUREMENT PERIOD                    MEMC            S&P 500           S&P
        (FISCAL YEAR COVERED)                                                 TECHNOLOGY
                                                                                 500
JULY 12, 1995                                       100               100               100
DECEMBER 31, 1995                                   136               114               104
DECEMBER 31, 1996                                    94               136               137

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Huls Corporation is the Company's majority stockholder. Huls Corporation is directly wholly owned by VEBA Corporation, which is directly and indirectly wholly owned by VEBA AG.

     The Company made payments to Huls Corporation and certain of its affiliates for goods, services and interest payments in an aggregate amount of approximately $18.1 million in 1996. The following discussion summarizes certain of the significant agreements and arrangements among the Company and certain of its affiliates.

AGREEMENTS AND ARRANGEMENTS WITH AFFILIATES

Service Agreement

     Pursuant to the terms of an amended service agreement (the "Huls Service Agreement") between the Company and Huls Corporation, Huls Corporation provides the Company with accounting services as well as office space. The Huls Service Agreement may be modified from time to time, or terminated at any time on 30 days' notice, at the option of either party. The Company believes that the terms of the Huls Service Agreement are comparable to those that could be obtained from unrelated third parties.

     Pursuant to an ongoing arrangement between Huls America Inc., a wholly owned subsidiary of Huls Corporation, and the Company, Huls America Inc. uses the Company's computer hardware to implement its software system for a monthly charge. The Company believes that the terms of this arrangement are comparable to those that could be obtained from unrelated third parties.

Agreement for Communication Services

     In 1996, Huls Corporation entered into an agreement with AT&T (the "Communication Services Agreement") pursuant to which AT&T agreed to provide certain communication services to Huls Corporation and certain of its affiliates, including the Company (and certain of the Company's subsidiaries). In return for volume pricing discounts, Huls Corporation provided AT&T with minimum revenue commitments for each contract year during the term of the Communication Services Agreement. The Communication Services Agreement has a term of five years. The Company and Huls Corporation have entered into an agreement dated as of June 21, 1996, (the "Reimbursement Agreement") pursuant to which the Company has agreed to reimburse Huls Corporation if the Company's payments to AT&T under the Communication Services Agreement do not meet certain minimum levels specified in the Reimbursement Agreement for each contract year and as a result Huls Corporation is required to make payments to AT&T to satisfy the minimum revenue commitments to AT&T for such contract year as specified in the Communication Services Agreement. Because of the combined volume of Huls Corporation and its affiliates (including the Company), the Company believes that the pricing terms available to the Company under the Communication Services Agreement are better than the Company could obtain if it independently entered into a contract for similar communication services.

Loan Agreements and Guarantees

     The Company has available to it approximately $325 million in long-term loan commitments from Huls Corporation and certain of its affiliates pursuant to long-term loan agreements. Interest on these loans will be payable at fixed rates ranging from 5.980% to 7.21% (with agreements relating to $150 million of borrowings providing for a fixed interest rate of 50 basis points above the Inter-Bank Offered Rate at the time of borrowing). Approximately $225 million was outstanding under these agreements as of December 31, 1996, with maturity dates on these outstanding loans ranging from June 1998 to December 2004.

     The Company also has available to it approximately $35 million in Japanese Yen denominated long-term loan commitments from Huls Corporation and certain of its affiliates pursuant to long-term loan agreements. Interest on these loans is payable at fixed rates ranging from 2.12% to 3.21%, with maturity dates on these loans ranging from December 1999 to December 2002. Approximately $35 million was outstanding under these agreements as of December 31, 1996.

     In the event that Huls Corporation in the future owns less than a majority of the outstanding Common Stock of the Company, the credit spread on the interest rates under the U.S. Dollar and Yen denominated agreements will be adjusted to reflect the credit quality of the Company at that time and the terms of certain of these agreements require that the Company maintain certain financial ratios as to minimum net worth, minimum fixed charge coverage and minimum working capital. The Company also has a $75 million revolving credit facility and a $10 million line of credit with Huls Corporation and its affiliates. There was no balance outstanding under these agreements as of December 31, 1996. The Company has agreed to pay Huls Corporation and its affiliates an annual fee of 1/8th of one percent, calculated on the unused portion of the long-term loan and revolving credit agreements, in order to maintain the commitments. The Company believes that interest rates and commitment fees with respect to such financing agreements are no less favorable to the Company than those that could be obtained from unrelated third parties.

     The Company and Huls AG have guaranteed certain indebtedness of POSCO HULS Company, Ltd., a joint venture with Samsung and Pohang Iron and Steel, operating in South Korea ("PHC"), with an aggregate principal amount outstanding of approximately $6.9 million as of December 31, 1996, the latest of which indebtedness matures in March 1999. Neither the Company nor Huls AG have been required to make any payments pursuant to these guarantees. The Company has agreed to indemnify Huls AG with respect to any payments required to be made by Huls AG under such guarantee. The Company has agreed to pay Huls AG an annual fee of 1/8th of one percent, calculated on the outstanding principal balance under the PHC credit agreements, in order to maintain the Huls AG guarantees.

     In connection with the establishment of the MEMC Southwest Inc. joint venture between the Company and Texas Instruments, the Company provided the joint venture with a $130 million demand note. The provisions of the agreement required the note be supported by a standby letter of credit from a commercial bank. In order to facilitate the issuance of the letter of credit, Huls AG agreed to cross guarantee the bank on behalf of the Company. The Company agreed to pay Huls AG an annual fee of 0.16%, calculated against the outstanding balance of the letter of credit. The Company's obligation under the note was paid in full in October 1996, at which time the bank's standby letter of credit and the Huls AG cross guarantee were terminated.

Tax Agreements

     Since January 1, 1990, the Company had been a party to various tax sharing agreements with VEBA Corporation, Huls Corporation and certain of their subsidiaries (collectively, the "Tax Sharing Agreements") pursuant to which each of the parties thereto agreed to join in the filing of a consolidated U.S. federal income tax return with VEBA Corporation. The Tax Sharing Agreements provided for the calculation by each of the parties of their respective federal income tax provision and liability on a stand-alone basis and obligated Huls Corporation to pay the difference, if any, between the sum of each of its subsidiaries' stand-alone calculations and the consolidated calculation.

     Effective July 12, 1995, the Company entered into a tax disaffiliation agreement with VEBA Corporation and Huls Corporation (the "Tax Disaffiliation Agreement") terminating the Tax Sharing Agreements. The Company is now responsible for its own federal, state, and local tax returns and tax liabilities. Pursuant to the terms of the Tax Disaffiliation Agreement, VEBA Corporation and Huls Corporation on behalf of themselves and their respective subsidiaries (other than the Company), as one party, and the Company, as the other party, have agreed to indemnify each other from and against any additional federal income tax liability that is attributable to each such party's operations and which is determined to be due with respect to taxable periods during which the Company was included in the consolidated federal income tax return of VEBA Corporation.

     Under the Tax Sharing Agreement with VEBA Corporation, the Company's stand-alone federal income tax liability was calculated in such a manner that its net earnings were offset by its own tax loss carryover, even though under the applicable federal income tax ordering rules, such net earnings were, in fact, offset primarily by VEBA Corporation's tax loss carryover and alternative minimum tax carryover (collectively, the "VEBA Carryovers") from earlier years. As a result, the VEBA Carryovers were diminished in order to offset the Company's net earnings, but the Company did not compensate VEBA Corporation for the use of such VEBA Carryovers, and the Company's own loss carryovers remained relatively undiminished and available to offset the Company's net earnings in future taxable years. In order to remedy this, pursuant to the Tax Disaffiliation Agreement, the Company agreed to pay VEBA Corporation approximately $13.1 million for the federal tax savings achieved by the Company through the use of the above-described carryovers of VEBA Corporation and its affiliated companies. In 1996, the Company paid VEBA Corporation $11.8 million as reimbursement for the utilization of its tax loss carryover. The Company remains obligated to pay an additional $1.3 million to VEBA Corporation for the alternative minimum tax credit carryovers at the earlier of when the tax credit carryovers are utilized, or December 31, 1997. No further obligation will be due VEBA Corporation under the Tax Disaffiliation Agreement after this date. In addition, no obligations remain under the Tax Sharing Agreement with VEBA Corporation.

     Under the Tax Sharing Agreement with Huls Corporation, the Company made a payment of $4.4 million in 1996, representing the remaining portion of its stand-alone federal income tax liability for the portion of the 1995 tax year ended July 12, 1995. During this time the Company was included in the consolidated federal income tax return of VEBA Corporation. The Company filed a separate consolidated federal income tax return with certain of its own subsidiaries for the remainder of the 1995 tax year. No obligations remain under the Tax Sharing Agreement with Huls Corporation.

Registration Rights Agreement

     Pursuant to a registration rights agreement (the "Registration Rights Agreement") between Huls Corporation and the Company, Huls Corporation has the right to demand registration under the Securities Act of 1933 (the "Securities Act") of any or all of the shares of the Common Stock it owns. Such demand rights became exercisable 180 days after July 12, 1995, and must be exercised for at least 25% of the Common Stock covered by the Registration Rights Agreement. The Company may be required to effect up to three such demand registrations, and the expenses of any such demand registration shall be borne by Huls Corporation. The Company is not obligated to take any action to register shares of Common Stock owned by Huls Corporation: (i) during the period starting 30 days prior to the Company's estimated date of filing of, and ending 90 days after the effective date of, any other registration statement filed by the Company under the Securities Act; (ii) more than once during any six-month period; and (iii) for up to 90 days after a request from Huls Corporation if an officer of the Company certifies that the Board of Directors of the Company has determined that such registration would interfere with a material transaction then being pursued by the Company. In addition, except in certain circumstances and subject to certain limitations, if the Company proposes to register any shares of Common Stock under the Securities Act, Huls Corporation will be entitled to require the Company to include all or a portion of the shares of Common Stock which Huls Corporation owns in such registration. The expenses of any such "piggyback" registration, other than underwriting discounts and commissions relating to Common Stock to be sold by Huls Corporation, shall be borne by the Company. In addition, the Company has agreed to indemnify any underwriter in connection with any registration made pursuant to the Registration Rights Agreement against certain liabilities, including liabilities under the Securities Act.

Treasury Management

     The Company participates in VEBA AG's global treasury management system, pursuant to which it offers Huls AG a right of first refusal to act as the Company's financial intermediary in transacting the Company's hedging activities before the Company may engage unrelated third parties to do so. The Company believes that its hedging arrangements with Huls AG allow for transactions on a basis that is comparable to terms available from unrelated third party financial intermediaries. Consistent with past practice, it is expected that from time to time the Company will deposit with Huls Corporation or certain of its affiliates on a short term basis its excess cash on hand at month end at market rates of interest. As of December 31, 1996, the Company had no deposits with Huls AG. The Company believes that the interest rates received under these arrangements are comparable to market rates charged for similar transactions. The treasury management arrangements may be modified from time to time or terminated at any time on short notice, either by the Company or Huls Corporation or certain of their affiliates.

Agency and Services Agreements with Affiliated Companies

     Through its wholly owned Italian subsidiary, MEMC Electronic Materials, S.p.A. ("MEMC SpA"), the Company distributes its silicon products and those of affiliated companies in various European countries and South Korea under certain agency and services agreements (the "Agency Agreements") entered into between MEMC SpA and Huls AG or certain of its affiliates. Pursuant to the terms of the Agency Agreements, certain of Huls AG's affiliates have agreed to provide sales agency, administrative and other related services to MEMC SpA in the distribution of silicon products in various countries. For these services, Huls AG and its affiliates are paid on a commission or on a cost plus commission basis. These services may be terminated by either party. The Company believes that the terms of the Agency Agreements are comparable to those that could be obtained from unrelated third parties.

Purchases and Sales of Raw Materials and Finished Products

     During 1996, the Company purchased raw materials from a wholly owned subsidiary of Huls AG pursuant to a supply contract dated December 31, 1995. Purchases of raw materials under this contract totaled $5.2 million for the year ended December 31, 1996. The supply contract has an initial term of five years and is automatically renewable for successive one-year periods unless terminated upon one year's prior written notice by either party. The Company believes that the prices paid by the Company for raw materials under this supply contract are not materially different from those which are obtained by the Company from third parties for similar products.

Insurance

     During 1996, the Company participated as a coinsured under a marine cargo insurance policy maintained by Huls AG. Premiums paid to Huls AG under this policy totaled $83,800 during 1996. The Company also participates in a directors and officers liability insurance policy with an unrelated third party which policy was arranged by VEBA AG. The premiums on this policy are paid by VEBA AG on behalf of the Company and the Company reimburses VEBA AG for these premiums. In 1996, the Company reimbursed VEBA AG in the amount of $566,000 for premiums paid by VEBA AG on this policy. The Company believes that the total premiums it paid during 1996 for the insurance coverage described above are comparable to those which could be obtained from unrelated third parties. The Company maintains its own separate property and workers' compensation insurance coverage.

                              INDEPENDENT AUDITORS

     The Company is presently utilizing the services of KPMG Peat Marwick LLP, who have been the Company's independent auditors since 1989 and who will serve as the Company's independent auditors for the fiscal year ending December 31, 1997. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in the Company's proxy statement and form of proxy to be prepared and distributed in connection with the Company's annual stockholders meeting in 1998 must be received by the Company no later than November 24, 1997.

                                 OTHER MATTERS

     As stated elsewhere herein, the Board of Directors knows of no other matters to be presented for consideration at the Annual Meeting by the Board of Directors or by stockholders who have requested inclusion of proposals in the Proxy Statement. If any other matter shall properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.

     The cost of preparing and mailing this Proxy Statement and the accompanying materials, and the cost of any supplementary solicitations, will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone or telefax, by regular employees of the Company, without additional compensation. Brokerage firms, banks, nominees and others will be requested to forward proxy materials to the beneficial owners of Common Stock held by them of record, and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses.

March 24, 1997

                       MEMC ELECTRONIC MATERIALS, INC.
                               501 PEARL DRIVE
                           O'FALLON, MISSOURI 63376



                                                                 March 24, 1997

Dear Stockholder:

        The annual meeting of stockholders of MEMC Electronic Materials, Inc. will be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 at 10:00 a.m. local time on Wednesday, May 14, 1997.

        It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.


                                                        Thank you.




                                                        HELENE F. HENNELLY
                                                        Secretary




--------------------------------------------------------------------------------
                       MEMC ELECTRONIC MATERIALS, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 14, 1997

        The undersigned hereby appoints Ludger H. Viefhues, James M. Stolze and Helene F. Hennelly, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of MEMC ELECTRONIC MATERIALS, INC. (the "Company"), to be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Wednesday, May 14, 1997, at
10:00 a.m. local time, and all adjournments thereof, and to vote, as indicated below, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

1. Election of Directors
                  FOR all nominees listed below (except               WITHHOLD AUTHORITY to vote for
                  as marked to the contrary below) / /                all nominees listed below / /

                                   Armin-Peter Bode     Robert M. Sandfort   Michael B. Smith

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

-------------------------------------------------------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).  If no direction is made, this proxy will be voted FOR the election of the nominees listed.


                       PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------------------------------------------------------

                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting.  This proxy may be revoked prior to its exercise.

                                                                            Dated:
                                                                                  -------------------------------------------

                                                                            -------------------------------------------------
                                                                                               Signature

                                                                            -------------------------------------------------
                                                                                      (Signature if held jointly)
                                                                            Note: Please sign exactly as your name or names appear
                                                                            hereon.   When shares are  held by joint  tenants, both
                                                                            should    sign.  When signing as attorney,  executor,
                                                                            administrator,  trustee or guardian, please give full
                                                                            title  as  such.  If a corporation, please sign in full
                                                                            corporate name by President or other authorized
                                                                            officer.  If a partnership, please sign in partnership
                                                                            name by authorized person.


                          PLEASE MARK, SIGN AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.
                                      NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                        MEMC ELECTRONIC MATERIALS, INC.
                                501 PEARL DRIVE
                            O'FALLON, MISSOURI 63376


                                                                March 24, 1997


              TO PARTICIPANTS IN THE MEMC RETIREMENT SAVINGS PLAN

     Enclosed with this voting direction card are the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. (the "Company") which will be held on May 14, 1997. The number of shares of Company common stock (the "Common Stock") shown on the voting direction card represents the number of shares with respect to which you are entitled to direct the voting because of your MEMC Stock Fund account in the MEMC Retirement Savings Plan (the "Plan"). In order for these shares to be voted by State Street Bank and Trust Company (the "Trustee") as trustee of the Plan in accordance with your confidential instructions, the Trustee must receive your executed voting direction card not later than May 12, 1997. If your executed voting direction card is not received by May 12, 1997, the Trustee will vote the shares in proportion to the votes of other Plan participants. Please note that you will not be able to vote the shares shown on the voting direction card at the Annual Meeting; only the Trustee can vote these shares.


--------------------------------------------------------------------------------
                         MEMC ELECTRONIC MATERIALS, INC.

     The undersigned hereby directs State Street Bank and Trust Company as trustee (the "Trustee") of the MEMC Retirement Savings Plan (the "Plan") to vote as designated below, all of the shares of Common Stock of MEMC Electronic Materials, Inc. (the "Company") which the undersigned is entitled to direct the Trustee to vote pursuant to the terms of the Plan, on the matters set forth below and upon any other business which may properly come before the Annual Meeting of Stockholders of the Company, to be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Wednesday, May 14, 1997, at 10:00 a.m. local time, and all adjournments thereof.

1.  Election of Directors
        FOR all nominees listed below                   WITHOUT AUTHORITY to vote for
        (EXCEPT as marked to the contrary below) [ ]    all nominees listed below [ ]

                Armin-Peter Bode        Robert M. Sandfort      Michael B. Smith

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)


--------------------------------------------------------------------------------

2. In its discretion, the Trustee is authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

     This direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant. If no direction is made by a participant, voting will be controlled by the terms of the Plan.


PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.


-------------------------------------------------------------------------------
              THE PROXY FOR WHICH YOUR INSTRUCTIONS ARE REQUESTED
                IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby revokes all prior directions heretofore given by the undersigned to the Trustee with respect to the subject matter hereof for said meeting. This direction may be revoked prior to its exercise.




                                                Dated:________________________

                                                ______________________________
                                                Signature of Plan Participant

                                                Note: Please sign exactly as
                                                your name appears hereon.





    PLEASE MARK, SIGN AND PROMPTLY RETURN THIS VOTING DIRECTION CARD IN THE
   ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
-------------------------------------------------------------------------------